VIRTUS CODE OF ETHICS

Amended and Restated October 1, 2017

A message from George Aylward, President and Chief Executive Officer

At Virtus Investment Partners, our goal is to be a distinctive and trusted provider of asset management products and services that is profitable, growing and consistently delivers value for our clients and shareholders. In this highly competitive industry we need to distinguish Virtus through our products, our service approach, and our values in managing our company.

Foremost among those values is the expectation I have that each member of the Virtus team adhere to the highest standards of legal and ethical conduct in all of our business dealings.

By demonstrating Virtus is a company that our clients can trust with their assets, a company that our distribution partners respect, and a company that all of our stakeholders think of with admiration, we can accomplish our business goals.

George Aylward

President and Chief Executive Officer

Virtus Investment Partners, Inc.

Introduction

Each affiliated registered investment adviser and broker-dealer of Virtus Investment Partners, Inc. (“Virtus”) (each referred to herein as a Firm) has adopted this Code of Ethics (the “Code”) in accordance with applicable requirements of the Investment Advisers Act of 1940, as amended (the “Advisers Act“), and the Investment Company Act of 1940, as amended (the “Company Act”).

All employees are required to adhere to the letter and the spirit of this Code. Failure to adhere to this Code may result in disciplinary actions including fines, disgorgement of profits (or losses avoided), unwinding of securities transactions, curtailment of personal trading privileges and/or termination of employment. In addition, certain violations of this Code may be considered to be violations of securities laws and regulations that could result in civil and/or criminal penalties.

1.     Standards of Conduct

In providing investment services to registered investment companies, institutional accounts and other clients, Virtus advisory Firms are governed by legal and fiduciary duties that mandate adherence to the highest standards of ethical conduct and integrity. Because employees may have knowledge of present or future portfolio transactions in client accounts and, in some cases, the power to influence those portfolio transactions, it is possible that an employee’s personal interests could – or could appear to – conflict with those of the Firms’ clients if the employee engages in personal transactions in securities that are eligible for investment by the Firms’ clients.

The procedures set forth in this Code are designed to address the potential conflicts of interest with respect to the personal investing activities of a Firms’ employees. When persons covered by the terms of this Code engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

(a)	At all times, the interests of the Firms’ clients must be paramount;

(b)	Personal transactions must be conducted consistent with this Code in a manner that avoids or mitigates any actual or potential conflict of interest;

(c)	No inappropriate advantage should be taken of any position of trust or responsibility;

(d)	Non-public information regarding security holdings in any client account must remain confidential; and

(e)	Compliance with all applicable federal securities laws must be maintained.

In addition to the provisions of this Code, employees are responsible for compliance with other Virtus policies and procedures concerning personal conduct and conflicts of interest, including the Virtus Code of Conduct, Social Media Policy, Inside Information Policies, Pay to Play Policy, and Gifts and Entertainment Policy.

2. Persons subject to the Code

All employees are subject to this Code and all Virtus employees are deemed to be “Supervised Persons” within the meaning of the Advisers Act and the Company Act. Employees are further classified as Access Persons and as Advisory Persons, depending upon their access to client portfolio information and their role in managing client accounts. The reporting requirements of the Code apply to all employees. Most of the trading restrictions apply to employees who are designated as Access Persons. Certain additional restrictions apply only to those Access Persons who are also classified as Advisory Persons.

An employee is an Access Person if:

☐

in connection with his or her job functions or duties, the employee has access to timely, non-public information regarding a Firm’s investment management activities, client portfolio holdings and/or client trading activity;

☐	the employee is a director or officer of a Firm; or

☐	the employee is otherwise designated as such by the Compliance Department for reasons consistent with the purposes of this Code.

An Access Person is further classified as an Advisory Person if:

☐

in connection with his or her job functions or duties, the employee makes, recommends or implements investment decisions on behalf of client accounts managed by the Firm. Generally, portfolio managers, investment research analysts, traders and certain of their support personnel are Advisory Persons; or

☐	the employee is otherwise designated as such by the Compliance Department for reasons consistent with the purposes of this Code.

The Compliance Department will determine which employees are classified as Access and Advisory Persons and will notify employees who are so classified. Certain employees who perform services for multiple Firms (i.e., shared services) or who share office space with another Firm may be designated as Access and/or Advisory Persons of multiple Firms. In addition, the Compliance Department may determine whether any temporary employees, consultants or interns should be treated as employees under this Code and, if so, whether they should be classified as Access and/or Advisory Persons.

Employees are subject to requirements under this Code depending upon their classification:

REQUIREMENT	ALL EMPLOYEES	ACCESS PERSONS	ADVISORY PERSONS
ATTESTATION Section 3.1	YES	YES	YES
REPORTABLE ACCOUNTS Section 3.2	YES	YES	YES
INITIAL AND ANNUAL HOLDINGS REPORTS Section 3.3	YES	YES	YES
DUPLICATE CONFIRMS AND STATEMENTS Section 3.4	YES	YES	YES
QUARTERLY TRANSACTION REPORTS Section 3.5	YES	YES	YES
TRADE PRECLEARANCE Section 4		YES	YES
BLACKOUT Section 5			YES
OTHER TRADING RESTRICTIONS Section 6		YES	YES
HOLDING PERIOD RULE Section 7		YES	YES
DUTY TO REPORT VIOLATIONS Section 9	YES	YES	YES

3. Reporting Requirements – All Employees

3.1	Attestation of Receipt, Understanding and Compliance:

All employees will receive a copy of the Code upon hire and, thereafter any amendments thereto, and must certify, within 10-days of joining a Firm and annually thereafter, that they have read and understood the Code and have complied with its requirements.

3.2	Reportable Accounts and Reportable Securities:

All employees must report all of their Reportable Accounts to the Compliance Department. Existing accounts must be reported promptly upon hiring; new accounts must be reported upon opening.

Reportable Accounts are all securities accounts (brokerage and investment accounts) that an employee has investment discretion over or receives economic benefits from, and which hold or are capable of holding Reportable Securities.

Reportable Securities are broadly defined and include transactions (both long and short) in the following:

●	Shares of stocks, ADRs, and other equity securities (including any security convertible into equity securities)

●	Warrants

●	Bonds and notes

●	Shares of exchange traded funds (ETFs)

●	Shares of closed-end funds

●	Options, futures and other derivatives

●	Private placement securities

●	Shares of open-end mutual funds managed by a Virtus Firm

●	Securities acquired in an initial public offering (IPO) or a limited offering or crowdfunding.

The following are not considered Reportable Securities:

●	Direct obligations of the U.S. Government

●	Money market instruments and funds

●	Bankers’ acceptances, certificates of deposit, commercial paper and other high quality short-term debt instruments

●	Open-end mutual funds that are not managed by a Virtus Firm

●	529 Plans (unless a mutual fund managed by a Virtus Firm is an investment option)

●	Holdings in accounts maintained through Fidelity for the Virtus 401(k) Plan or similar Firm- sponsored retirement or benefit plans identified by the Compliance Department.

However, the following must be reported:

●	Fidelity BrokerageLink and any other Virtus Fidelity account capable of holding Reportable Securities including, without limitation, restricted stock of Virtus.

●	401(k) plans maintained with prior employers and 401(k) plans of immediate family members if such accounts have the capacity to invest in Reportable Securities.

Reportable Accounts include investment accounts of certain related persons including an employee’s spouse, domestic partner, minor children and step-children and other persons residing in the same household as the employee.

Reportable Accounts include those accounts from which an employee or immediate family member may benefit directly or indirectly, such as a family trust or partnership, or joint brokerage account.

Investments accounts that are capable of holding Reportable Securities are considered Reportable Accounts and must be reported even if Reportable Securities are not currently held in the account.

Reportable Accounts do not include Managed Accounts, although the Compliance Department may require submission of relevant transactions documentation and holdings in order to monitor the status of an account as a Managed Account. A Managed Account is an investment account from which an employee or related person benefits financially, but over which neither the employee nor related person exercises direct or indirect investment discretion. Generally, with a Managed Account a third-party, such as a broker or financial advisor, makes all investment decisions on behalf of the employee and the employee does not discuss any specific transactions for the account with the third-party manager. Designation of a Managed Account must be properly documented and approved in accordance with Compliance Department procedures.

3.3	Initial and Annual Holdings Reports:

Within ten (10) days of hire, and annually thereafter as instructed by the Compliance Department, all employees must submit a report listing all personal holdings of Reportable Securities. The information in the initial report must be current as of a date not more than forty-five (45) days prior to employment. The annual reports must be current as of December 31st of each year and submitted by January 31st of each year and shall include such information regarding the holdings as instructed by the Compliance Department. Each holdings report shall include a certification by the employee that he or she has read, understood, has complied and will continue to comply with the requirements of this Code

3.4	Duplicate Trade Confirmations and Personal Brokerage Account Statements:

For all Reportable Accounts, employees shall direct their brokers to provide the Compliance Department with a duplicate copy of the confirmation for each Reportable Securities transaction at the same time the broker provides the confirmation to the employee. In addition, employees shall direct their brokers to provide the Compliance Department an account statement at least quarterly for each Reportable Account. Electronic feeds arranged through the Compliance Department will satisfy these requirements.

3.5	Quarterly Transactions Reports:

Each employee must complete a quarterly report of transactions in Reportable Securities within the timeframe specified by the Compliance Department (generally 15 days after quarter-end). The Compliance Department may grant extensions in cases of hardship, illness, system unavailability or other circumstances provided that the timeframe as extended may not exceed 30 days after quarter-end. Any such extension shall not be deemed a waiver of the Code’s provisions.

4. Trade Preclearance – Access and Advisory Persons

Generally, Access and Advisory Persons may not knowingly purchase or sell a Reportable Security for their own account on any day during which any client account has a buy or sell order pending for the same security or when trading in the Reportable Security is otherwise restricted. In addition, as described in Section 5 – Blackout Rule, Advisory Persons are restricted from trading for a period before and after trades are made in the client accounts they are associated with.

To assist in implementing these trading restrictions, Access and Advisory Persons are required to obtain prior approval (“preclearance”) from the Compliance Department before buying or selling Reportable Securities. Access and Advisory Persons must wait for preclearance approval before placing an order for a Reportable Security with a broker. If granted, preclearance is valid through the end of the next business day (with the exception of Private Placements which are determined on a case by case basis). An order not executed within that time must be re-submitted for preclearance approval.

Generally, preclearance will be denied in the following circumstances:

●	When the Firm has a pending buy or sell order for the security for a client account

●	When a security is subject to a Firm-wide restriction

●	Other circumstances as may be determined by the Compliance Department on a case-by- case basis consistent with the purposes of the Code.

Exceptions: Transactions in the following securities do not require preclearance:

●	Direct obligations of the U.S. government

●	High quality short-term debt instruments such as commercial paper, repurchase agreements, bankers’ acceptances and money market instruments

●	Bankers’ acceptances, bank certificates of deposit (“CDs”), commercial paper, repurchase agreements and other high quality short-term debt instruments

●	Open-end mutual funds and unit investment trusts invested in open-end mutual funds

●	Up to 1000 shares per calendar month (in total for all accounts) i n companies comprisin g the S&P 500 index at the time of the transaction

●	Up to 1000 shares per calendar month (in total for all accounts) in exchange traded funds (ETFs) that are not advised or subadvised by a Virtus Firm
●	Shares of closed-end mutual funds that are not advised or subadvised by a Virtus Firm
●	Purchases p u r s u a n t t o an automatic investment or dividend reinvestment plan
●

Purchases upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and sales of such rights so acquired

●	Transactions under an employee stock purchase or incentive program unless otherwise restricted
●	Non-volitional transactions (such as stock splits, dividends, corporate actions, etc.)
●	Transactions in Managed Accounts provided that prior to the transaction the Compliance Department has approved the classification of the account as a Managed Account
●	Transactions in Virtus common or preferred securities that otherwise comply with the Virtus Policy on Inside Information Concerning Virtus’ Corporate Activities (i.e., the Trading Window policy)

5.     Blackout Rule - Advisory Persons

In addition to the preclearance requirements of Section 4 above, Advisory Persons may not transact in any Reportable Security within seven calendar days before or after the client portfolio(s) they are associated with trade in that security. The seven-day period is exclusive of the execution date. The Blackout Rule does not apply to transactions in Reportable Securities that are exempt from the preclearance requirements of Section 4.

6.     Other Restrictions

Access and Advisory Persons are at all times prohibited from engaging in any of the following:

●	Purchasing single-stock futures

●	Taking short positions other than on broad based indices

●	Purchasing securities in an initial public offering (IPO) or Crowd Funding

●

Purchasing privately placed securities or limited offerings of securities unless, in addition to compliance with preclearance procedures, the terms of such offering are reviewed and approved by the Compliance Department in advance

In no event may an Access or Advisory Person use a derivative or synthetic instrument to circumvent a restriction in the Code.

In addition, Advisory Persons are prohibited from engaging in any of the following:

●	Taking a short position (including a short position on an index) that is held long in a client account of a Firm the individual is an Advisory Person of.
●

Serving as a director on the board of directors of any publicly traded company absent the prior approval of the Compliance Department based on a determination that the board service will not conflict with the interests of the Virtus Firms or their clients.

7.     Holding Period Rule

Unless an exception applies, Access and Advisory Persons must hold all Reportable Securities for no less than thirty (30) days, whether or not the purchase was exempt from preclearance. This holding period rule prohibits the purchase or sale of options with an expiration date that is within 30 days of the transaction date, as well as the sale of covered calls on securities held for less than 30 days. In addition, Access and Advisory Persons must comply with applicable “market timing” restrictions imposed with respect to any holdings in open-end mutual funds, including funds that are advised or subadvised by any Firm.

Exceptions: This Holding Period Rule does not apply with respect to the following:

●	Transactions in open-end mutual funds that are advised or subadvised by any Firm (although “market timing” restrictions imposed by such funds must be observed)
●	Transactions in shares of Virtus Investment Partners, Inc. common stock received through vesting of Restricted Stock Units (“RSUs”) grants, subject to the Virtus Trading Window policy
●	Striking VRTS call options and selling the shares, where such options have been provided as grants, subject to the Virtus Trading Window policy
●	Transactions in approved Managed Accounts

Generally, a last in first out (“LIFO”) accounting methodology will be applied for determining compliance with this holding period rule.

8.     Duty to Report Violations

Employees should promptly report violations of this Code to the Compliance Department and should contact the Compliance Department promptly if they have reason to believe that a violation may have occurred or is reasonably likely to occur. Failure to report such violations is itself a violation of this Code. In the event the reported event involves a member of the Compliance Department, the report should be made directly and only to the Virtus Investment Partners, Inc. Chief Compliance Officer. In the event the reported event involves the Chief Compliance Officer, the report should be made directly and only to the Virtus Investment Partners, Inc. General Counsel. Matters may also be reported utilizing the Virtus Compliance Hotline by telephone or via the internet. Instructions for using the Hotline are available on VirtusNet.

9.     Sanctions for Violations of the Code

In the event of a violation of the Code by any Supervised Person, the Compliance Department may impose appropriate sanctions based on consideration of the seriousness of the violation, whether the violation was willful or inadvertent, whether the Person self-reported the violation, the Person’s job function and classification as an Access or Advisory Person, and any prior violations of the Code. Sanctions may include but are not limited to the following:

●	Verbal and/or written admonishment and training on the requirements of the Code
●	Notice to the Person’s manager
●	Fines and/or reversal of trades, with the fines and disgorgement of profits (or losses avoided) donated to a charity designated by the Compliance Department
●	Partial or full restriction on personal trading for a period of time (which may be the remainder of the Person’s employment)
●	Suspension or termination of employment.

10.     Exceptions

The Compliance Department may, from time to time, grant exceptions to provisions of this Code for equitable or other reasons. The Compliance Department will maintain reasonable documentation of any such exceptions. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions or classes of transactions, and may apply to past as well as future transactions. However, no exception will be granted if the Compliance Department is aware that granting the exception is likely to result in a violation of applicable federal securities laws.

11.     Recordkeeping Requirements

The Virtus Compliance Department will maintain records regarding the Code and its administration as required by Rule 204-2 of the Advisers Act and Rule 31a-2 of the Company Act. Such records will be maintained in a readily accessible place for at least five (5) years, with the first two (2) years in a Virtus Firm office. Required records include the following for the past five (5) years:

●	A copy of each Code in effect
●	Records of any violations of the Code and action taken in response thereto
●	Records of Supervised Persons’ written acknowledgements of the Code
●	A list of all Supervised Persons who have been required to make reports pursuant to the Code

●	Records of decisions to approve transactions in private placements and the basis for such approvals
●

Copies of all reports made by the chief compliance officer of each Virtus Firm and by the chief compliance officer of the Virtus Funds regarding the administration of the Code as required by the Advisers Act or the Company Act.

October 1, 2017

Schedule A

On October 1, 2017, the following entities adopted this Code of Ethics:

●	Ceredex Value Advisors LLC
●	Duff & Phelps Investment Management Co.
●	Kayne Anderson Rudnick Investment Management, LLC
●	Newfleet Asset Management, LLC
●	Seix Investment Advisors LLC
●	Silvant Capital Management LLC
●	Virtus Alternative Investment Advisers, Inc.
●	Virtus ETF Advisers LLC and its affiliates (Virtus ETF Solutions LLC and ETF Distributors LLC)
●	Virtus Fund Advisers, LLC
●	Virtus Investment Advisers, Inc.
●	VP Distributors, LLC

On November 6, 2020, the following entity adopted this Code of Ethics:

●	NFJ Investment Group, LLC

This Schedule will be updated from time to time without being considered an amendment to the Code of Ethics.